Exhibit 99.1
25-Year Lionsgate Veteran James Keegan Retiring, Will Be Succeeded As
Chief Financial Officer By Former Viacom CFO James Barge

SANTA MONICA, CA, September 20, 2013 - Lionsgate Chief Financial Officer James Keegan, a 25-year veteran of Lionsgate (NYSE: LGF) and its predecessor companies, has announced his retirement effective October 1, 2013. The Company has asked him to remain as a consultant until January 3, 2014 to assist with the transition to his successor.

James W. Barge has been named Chief Financial Officer effective October 1, reporting to Lionsgate Chief Executive Officer Jon Feltheimer. Barge served as Executive Vice President and Chief Financial Officer of Viacom Inc. from 2010-2012 and Executive Vice President, Controller, Tax and Treasury, from 2008-2010. He previously had a 13-year tenure at Time Warner, ultimately serving as Time Warner Senior Vice President, Controller and Chief Accounting Officer.  Prior to his tenure at Viacom and Time Warner, Barge spent 13 years at Ernst & Young, where he rose to the positions of industry leader of the Consumer Products Group and Regional Partner.

“Jim Keegan has provided 25 years of exemplary service to the Lionsgate family, and he will be missed,” said Feltheimer. “When he decided to retire, we were fortunate that Jimmy Barge was already working with us on a number of financial initiatives and was available to hit the ground running as our new CFO. Jimmy has tremendous experience guiding the financial operations and strategies of leading major entertainment companies, and he will be a valuable and experienced addition to our management team.”

Keegan led Lionsgate's financial team during a period in which the Company continues to significantly delever its balance sheet, paying down its $500 million Summit term loan more than two years early and refinancing most of its other debt.  Lionsgate announced a new five-year, $800 million revolving credit facility with a JPMorgan-led syndicate of banks last year.  The Company reported its best financial results ever in the fiscal year ended March 31, 2013.

Barge is a member of the Advisory Council for the SEC Institute and a past member of the Financial Executive Institute's Committee on Corporate Reporting. He also serves as chair of the Nominating and Governance Committees of the Board of Directors of Scholastic Corporation. A summa cum laude graduate of the University of Georgia, he is a distinguished practitioner lecturer for the University of Georgia's Terry College of Business and is a member of the University of Georgia Alumni Board.

About Lionsgate

Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.  Lionsgate currently has 30 television shows on 20 different networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men and Nurse Jackie, the comedy Anger Management, the broadcast network series Nashville, the syndication success The Wendy Williams Show and the critically-acclaimed new series Orange Is The New Black.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, The Twilight Saga Breaking Dawn – Part 2, Now You See Me, Kevin Hart: Let Me

Explain, Warm Bodies, Snitch, Texas Chainsaw 3D, The Expendables 2, The Possession, Sinister, Arbitrage and Pantelion Films’ breakout hit Instructions Not Included, one of the highest-grossing Spanish-language films ever in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate.  Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.
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For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com